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                                                                    EXHIBIT 23.3


                         INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Registration Statement of GPC Capital Corp. II on Form S-1 of our report dated March 22, 2000 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for inventory from the LIFO method to the FIFO method) on the consolidated financial statements and the financial statement schedules of Graham Packaging Holdings Company appearing in the Prospectus, which is part of this Registration Statement.


We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.


                                                 /S/ DELOITTE & TOUCHE LLP


Philadelphia, PA
July 10, 2000